Exhibit 23.4

5 May 2002

[ERNST & YOUNG LETTERHEAD]

Ernst & Young Audit.

Tour Ernst & Young
Faubourg de l’Arche
17, avenue de l’Arche
92037 Paris La Défense Cedex
FRANCE

Attention: Mr François Hilly

Dear Sirs

We consent to the use of our report dated 29 April 2002 with respect to the financial statements of Arabian Geophysical & Surveying Company Limited (ARGAS) for the year ended 31 December 2001, included in the annual report (Form 20-F) of Compagnie Générale de Géophysique for the year ended 31 December 2001 to be incorporated by reference in the Registration Statement on Form F-4 and related prospectus of Compagnie Générale de Géophysique for the registration of $55,000,000 Senior Notes due 2007.

[SIGNATURE OF ERNST & YOUNG]

Ernst & Young
Certified Public Accountants